UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2026

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13139 Jess Pirtle Blvd.
Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

(281) 295-1800

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Trading Name of each exchange on which registered
Common Stock, Par value $0.001	AAOI	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 12, 2026, Applied Optoelectronics, Inc. (the “Company”) entered into Amendment No. 1 to the Equity Distribution Agreement (the “Amendment”) with Raymond James & Associates, Inc. and Needham & Company, LLC (collectively, the “Sales Agents”), amending the Equity Distribution Agreement dated as of February 26, 2026 among the Company and the Sales Agents (the “Original Agreement” and, together with the Amendment, the “Agreement”). Pursuant to the Agreement, the Company may issue and sell shares of the Company’s common stock, par value $0.001 per share (the “Shares”) having an aggregate offering price of up to $500 million from time to time through the Sales Agents. The Original Agreement was amended to increase the total amount of Shares that the Company may offer and sell under the Agreement from $250,000,000 to $500,000,000 (which amount includes what we have already sold pursuant to the Agreement prior to the date of the Amendment). As of March 12, 2026, the Company has sold 2,476,307 shares of the Company’s common stock with an aggregate offering price of approximately $249,999,983, and the Company may offer and sell an additional aggregate offering price of approximately $250,000,017 following the Amendment.

Upon delivery of a placement notice and subject to the terms and conditions of the Agreement, sales, if any, of the Shares will be made through the Sales Agents in transactions that are deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including sales made through the facilities of the Nasdaq Global Market, the principal trading market for the Company’s common stock, on any other existing trading market for the Company’s common stock, to or through a market maker or as otherwise agreed by the Company and the Sales Agents. In the placement notice, the Company will designate the maximum number of Shares to be sold through the Sales Agents, the time period during which sales are requested to be made, the minimum price for the Shares to be sold, and any limitation on the number of Shares that may be sold in any one day. Subject to the terms and conditions of the Agreement, the Sales Agents will use their commercially reasonable efforts to sell Shares on the Company’s behalf up to the designated amount specified in the placement notice. The Company has no obligation to sell any Shares under the Agreement and may at any time suspend offers and sales of the Shares under the Agreement.

The Agreement provides that the Sales Agents will be entitled to compensation of 2% of the gross sales price of the Shares sold through the Sales Agents from time to time. The Company has also agreed to reimburse the Sales Agents for certain specified expenses in connection with the registration of Shares under state blue sky laws and any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority Inc., not to exceed $10,000 in the aggregate, and any associated application fees incurred. Additionally, if the Agreement is terminated under certain circumstances, and the Company fails to sell a minimum amount of the Shares as set forth in the Agreement, then the Company has agreed to reimburse the Sales Agents for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel incurred by the Sales Agents, up to a maximum of $30,000 in the aggregate. The Company agreed to indemnify the Sales Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Sales Agents may be required to make because of any of those liabilities.

The offering pursuant to the Agreement will terminate upon the sale of all Shares subject to the Agreement. The Agreement may also be terminated by the Company or by the Sales Agents at any time.

The Shares to be issued and sold have been registered under the Securities Act, pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (Registration No. 333-283905), including the prospectus contained therein, as supplemented by the prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act on February 26, 2026 and the amendment to the prospectus supplement dated March 12, 2026.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Original Agreement, which was filed as Exhibit 1.1 to the Current Report on Form 8-K filed on February 26, 2026 and incorporated herein by reference, and the Amendment, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Amendment No. 1 to Equity Distribution Agreement, dated March 12, 2026, among Applied Optoelectronics, Inc., Raymond James & Associates, Inc., and Needham & Company, LLC.

5.1	Opinion of Haynes and Boone, LLP.

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED OPTOELECTRONICS, INC.

Date: March 12, 2026	By:	/s/ David C. Kuo
	Name:	David C. Kuo
	Title:	Senior Vice President and Chief Legal Officer